PURCHASE AND SALE AGREEMENT

This Agreement is entered into effective the 30th day of November, 2012, by and between Kenneth P. Hodgson and Rita J. Hodgson, husband and wife (collectively "Seller"), and Nevada Gold Corp., a Nevada corporation ("Buyer").

Recitals

A. Seller is the owner of certain unpatented lode mining claims and other surface and mineral interests as follows:

(i) eighty-eight (88) unpatented lode mining claims situated in Grant County, New Mexico;

(ii) thirty-nine (39) unpatented lode mining claims situated in Chaffee County, Colorado; and

(iii) fifty-seven (57) unpatented lode mining claims to be situated in Hidalgo County, New Mexico.

The foregoing claims are more particularly described on Exhibit A attached hereto (the "Property"). Any interest of Seller in the aforementioned claims not yet located shall also constitute Property for purposes of this Agreement.

B. Buyer desires to purchase the Property from Seller, and Seller desires to sell the Property to Buyer, on the terms and conditions set forth herein.

Agreement

Now, therefore, in consideration of the foregoing and the mutual promises and agreements contained herein, Seller and Buyer agree as follows:

1. Definition of Property. In addition to the description set forth in the Recitals, as used in this Agreement, the term "Property" includes the following:

1.01 The Property and all buildings, structures and improvements thereon, together with all tenements, hereditaments and appurtenances thereunto belonging or appertaining;

1.02 All fixtures, equipment, machinery and personal property situated on, appurtenant to or used in connection with the Property;

1.03 All technical reports, information and data relating to the Property, including without limitation all engineering, geologic and environmental data, maps and reports; and

1.04 Any leases and other occupancy agreements relating to any of the Property.

2. Binding Agreement. This Agreement constitutes a binding contract for the purchase by Buyer and the sale by Seller of the Property on the terms and conditions set forth herein.

3. Closing of Purchase and Sale. Consummation of the purchase of the Property contemplated hereby (the "Close of Escrow" or "Closing") shall take place on or before December 15, 2012, at the offices of DeConcini McDonald Yetwin & Lacy, P.C., 2525 E. Broadway, Suite 200, Tucson, Arizona. At or before Closing, each party shall execute and deliver such documents and perform such acts as are provided for herein.

4. Conveyance of Property. The Property, including all rights and privileges appurtenant to or arising from the Property, shall be conveyed by Seller to Buyer upon Close of Escrow by quitclaim deed (the "Deeds") in the forms attached hereto as Exhibit B.

5. Possession. Upon Close of Escrow, possession of the Property shall be delivered to Buyer, and all risk of loss of, or damage to, the Property from any source shall, at that time, pass to and become the sole responsibility of Buyer.

6. Payment of Purchase Price. The Purchase Price for the Property shall be Two Hundred Thousand Dollars ($200,000.00), plus additional consideration as follows:

6.01 $100,000.00 cash shall be paid to Seller at Closing and an additional $100,000 cash on or prior to May 1st 2013.

6.02 At Closing, Buyer shall cause the issuance to Seller of a total of two million (2,000,000) shares of Buyer restricted common stock. The parties shall contemporaneously execute a Shareholder Agreement with respect to the foregoing shares in the form attached hereto as Exhibit D.

6.03 Buyer shall pay to Seller a net smelter return production royalty on the Property of two percent (2%). When payable, the royalty shall be paid in cash on a quarterly basis. The terms and conditions of the net smelter return production royalty payable to Seller are as set forth on Exhibit C attached hereto and incorporated herein by this reference (the "NSR Royalty"). At any time following Closing, Buyer shall have the right to re-purchase from Seller the NSR Royalty for the sum of Five Hundred Thousand Dollars ($500,000.00) for each one percent (1%) interest, for a total of One Million Dollars ($1,000,000.00) for the entire NSR Royalty – such re-purchase may be made in cash and/or Buyer restricted common stock in

Buyer's discretion. Buyer shall provide thirty (30) days notice of any such election, and following such period, Seller and Buyer shall make such payment and exchange such documentation as necessary to effectuate the purchase and sale of the NSR Royalty interest. If Buyer's initial election is to purchase one-half of the NSR Royalty, Buyer shall retain the option to purchase the remaining one-half of the NSR Royalty from Buyer pursuant to the provisions herein. For purposes of this subparagraph 6.03, if Buyer elects to re-purchase all or any portion of the NSR Royalty with buyer-restricted common stock, such stock shall be valued for such purpose in an amount equal to its closing price as of the date of completing such NSR Royalty re-purchase. All shares so provided to Seller shall be subject to the same terms, conditions and provisions contained in the Shareholder Agreement attached hereto as Exhibit D, and the parties shall execute any necessary additional documentation that may be required to effectuate the foregoing.

7. Closing Expenses. Any real property taxes shall be prorated to the Close of Escrow. All recording fees and other miscellaneous closing costs shall be paid by the respective parties in accordance with local custom.

8. Buyer's Contingencies. Buyer's obligation to consummate the transaction contemplated by this Agreement is subject to satisfaction of all of the following conditions precedent (any or all of which may be waived by Buyer, but, except as otherwise provided herein, only in a writing signed by Buyer or its duly authorized agent):

8.01 Status of Title. Buyer shall the review the status of title for the Property within the Due Diligence Period specified in paragraph 8.03 herein.

8.02 Additional Encumbrances. Seller shall not place, permit, or cause to be placed any liens or encumbrances on the title to the Property from the date of this Agreement through Close of Escrow or thereafter. If Seller places, permits, or causes a lien or encumbrance on the Property, contrary to the provisions of this Agreement, which can be removed by the payment of money, the parties shall cause such monies to be paid in order to remove the lien or encumbrance at Close of Escrow from monies otherwise payable to Seller at Close of Escrow and the net proceeds otherwise available to Seller at Close of Escrow shall be reduced accordingly. To the extent that monies available to Seller at Close of Escrow are insufficient to cause any such lien or encumbrance to be removed, Seller shall, on or before the date set for Close of Escrow, cause additional monies to be deposited with Escrow Agent to enable Escrow Agent to remove the lien or encumbrance.

8.03 Due Diligence Period. Buyer shall have until November 30, 2012 (the "Due Diligence Period") in which to examine the Property at any time with any persons whom it shall designate. Seller shall permit access to the Property by Buyer and the persons so designated by it and shall afford them the opportunity to inspect and perform any tests upon the Property that Buyer deems necessary or appropriate to determine whether the Property is suitable for Buyer's purposes, including without limitation hydrologic, geologic and engineering investigations, as well as the right to remove small quantities of materials for testing. Buyer

shall, in good faith during such Due Diligence Period, conduct all such inspections, investigations, and tests and be responsible for returning the Property to substantially the condition in which it was prior to the time of any entry. Further, Buyer shall have until the expiration of the Due Diligence Period to investigate any and all other matters concerning the Property, including title matters, access, easements, availability of water and other utilities and services to the Property, and any other matters deemed relevant by Buyer to its decision to purchase the Property. In the event Buyer, after conducting in good faith such inspections, investigations, and tests, in its sole discretion, in light of its investigation and review, determines that the Property is not suitable for its purposes, then Buyer may elect at any time on or prior to the expiration of the Due Diligence Period to cancel this Agreement by written notice to Seller, and thereupon this Agreement shall be deemed null and void and neither party shall have any further obligation or liability under this Agreement except liabilities or obligations arising under the indemnity provisions of Section 16. If Buyer does not elect to cancel the escrow on or prior to the expiration of the Due Diligence Period, Buyer shall be deemed to have approved all matters concerning the Property.

9. Information Pertaining to the Property. Promptly following execution of this Agreement, Seller shall provide Buyer with copies of all information, data, documents, and other materials in Seller's possession or reasonably available to Seller relating to the Property including all engineering, geologic and environmental reports and information relating to the Property, any maps and/or survey work, and all land use planning or similar information (collectively, the "Due Diligence Information"). Seller shall deliver the originals and all copies of the information, data, documents, and materials in Seller's possession to Buyer at the Close of the Escrow and Seller's interest in them shall pass to Buyer as of the Close of the Escrow.

10. Warranties. Buyer agrees that the Property shall be purchased in an "as-is" and "as-shown" condition, with no representation or warranty of any type or nature being made by Seller except as set forth in this Section. Buyer acknowledges and agrees that it is purchasing the Property solely upon the basis of its investigation described above and the express warranties granted in this Section and not on the basis of any representation, written or oral, made by Seller that is not set forth in this in this Section. Seller warrants, represents, and covenants (with the understanding that Buyer is relying on these warranties, representations, and covenants and that such warranties, representations and covenants will survive the Closing and delivery of the Deed) that:

(a) To Seller's knowledge, there are no claims, actions, suits, or other proceedings pending or threatened by any governmental department or agency or any other corporation, partnership, entity, or person whomsoever, nor any voluntary actions or proceedings contemplated by Seller, which in any manner or to any extent may detrimentally affect Buyer's right, title, or interest in and to the Property or the value of the Property or Seller's ability to perform Seller's obligations under this Agreement.

(b) Seller owns the presently located unpatented claims constituting the Property and all claim maintenance fees have been paid, and Seller has made all filings and completed any other actions necessary to maintain its ownership of the Property.

(c) To Seller's knowledge, there is no pending or threatened condemnation or similar proceeding affecting any part of the Property, and Seller has not received any notice of any such proceeding and has no knowledge that any such proceeding is contemplated.

(d) To Seller's knowledge, no work has been performed or is in progress at the Property and no materials have been furnished to the Property which might give rise to mechanic's, materialman's or other liens against any part of the Property.

(e) Seller is not prohibited from consummating the transactions contemplated by this Agreement by any law, regulation, agreement, instrument, restriction, order, or judgment.

(f) To Seller's knowledge, there are no parties in adverse possession of the Property; there are no parties in possession of the Property except Seller.

(g) To Seller's knowledge there are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships, or voluntary or involuntary proceedings in bankruptcy or pursuant to any other laws for relief of debtors contemplated or filed by Seller or pending against Seller or affecting or involving the Property.

11. Buyer's Representations and Warranties. Buyer warrants, represents, and covenants (with the understanding that Seller is relying on said warranties, representations, and covenants) that:

(a) Buyer has full power and authority to enter into and perform this Agreement in accordance with its terms.

(b) Buyer acknowledges that consummation of this transaction shall constitute its acknowledgment that it has independently inspected and investigated the Property and has made and entered into this Agreement based upon such inspection and investigation and its own examination of the condition of the Property.

12. Deliveries by Seller at Closing. At Closing, Seller shall deliver to Buyer the following:

12.1 The Quit Claim Deeds;

12.2 A bill of sale as to all personal property related to the Property; and

12.3 The originals of the information described in Section 9 above.

13. Operations Pending Closing. Seller agrees that between the date hereof and the Closing date, Seller shall operate the Property in a normal, business-like manner and maintain any policies of insurance now existing on the Property.

14 No Assumption of Seller's Liabilities. Buyer is acquiring only the Property from Seller and is not the successor of Seller. Buyer does not assume, agree to pay, or indemnify Seller or any other person against any liability, obligation, or expense of Seller or relating in any way to the Property except to the extent, if any, expressly and specifically provided for in this Agreement and any exhibits hereto.

15. Risk of Loss. The risk of loss or damage to the Property and all liability to third persons until Close of Escrow shall be borne by Seller.

16. Indemnification and Liabilities. Subject to the limitations and other provisions contained in this Agreement, Seller shall, and it hereby does, indemnify and agree to pay, defend, and hold harmless Buyer from any liability, obligation, action, suit, judgment, fine, award, loss, claim, demand, or expense (including attorneys' fees) arising from any occurrence on or in connection with the Property prior to the Close of Escrow. Subject to the limitations and other provisions contained in this Agreement, Buyer shall, and it hereby does, indemnify and agree to pay, defend, and hold harmless Seller from any liability, obligation, action, suit, judgment, fine, award, loss, claim, demand, or expense (including attorneys' fees) arising from any act or omission of Buyer pertaining in any manner to the Property for the period of time after the Close of Escrow. Buyer also agrees to pay, defend, indemnify, and hold harmless Seller from any liability, obligation, action, suit, judgment, fine, award, loss, claim, demand, or expense (including attorneys' fees) arising from any act or omission of Buyer, Buyer's agents and employees, and any independent contractor whose services are retained by Buyer, in connection with any inspection or testing of or on the Property conducted pursuant to the provisions of this Agreement.

17. Remedies.

17.01 In the event of default by Buyer, Seller may cancel this Agreement by written notice to Buyer and have such other remedies as may be provided by law.

17.02 In the event of default by Seller, Buyer shall have the right of specific performance or may cancel this Agreement by written notice to Seller.

18. Notices. Notices required or permitted hereunder shall be given in writing and (a) personally delivered, (b) transmitted by facsimile transmission with a copy sent by certified mail within twenty four hours thereafter, (c) sent by registered or certified mail, return receipt requested, postage prepaid, or (d) sent by a nationally recognized overnight courier service (e.g., Federal Express, DHL) addressed as follows:

To Seller:	Kenneth P. Hodgson
Address:	6420 Quay Road AR Tucumcari, NM Phone: (575) 461-3355 Email: riken40@yahoo.com
To Buyer:	Nevada Gold Corp. Attn: Denis Corin
Address:	2685 Chateau Clermont Street Henderson, NV 89044 Phone: (760) 702-6312 Email: dencorin@gmail.com

or at any other address designated by Buyer or Seller in writing. Any such notice or communication shall be deemed to have been given as of the date of FAX transmission, if FAX'ed and mailed, as of the date of delivery, if hand or courier delivered, or as of three days after the date of mailing, if mailed certified, return receipt requested, postage prepaid.

19. Assignment. Buyer shall have the right, without the consent of Seller, to assign its rights under this Agreement to any corporation, partnership, limited liability company, or other entity controlling, controlled by, or under common control with Buyer (which right shall include, but not be limited to, the right to designate any such corporation, partnership, limited liability company, or other entity as the party to take title to the Property upon Close of Escrow). Upon any such assignment or designation, the corporation, partnership, limited liability company or other entity to which such rights are assigned (or which is designated to take title to the Property) shall succeed to all of Buyer's rights and obligations, and from the date of Buyer's written notice to Seller of such assignment or designation, all references in this Agreement to Buyer shall be deemed thereafter to be references to such corporation, partnership, or other entity.

20. Attorneys' Fees. The prevailing party in any litigation, arbitration or other proceeding relating to this Agreement shall be entitled to recover its reasonable costs, attorneys' fees and other expenses (e.g. expert witness fees) incurred in connection therewith.

21. Intended Agreement. This Agreement is the result of arms-length negotiations between parties of roughly equivalent bargaining power and expresses the complete, actual, and intended agreement of the parties. This Agreement shall not be construed for or against either party as a result of its participation, or the participation of its counsel, in the preparation and/or drafting of this Agreement or any exhibits hereto.

22. Relationship. This Agreement shall not be construed as creating a joint venture, partnership, or any other cooperative or joint arrangement between Buyer and Seller, and it shall be construed strictly in accordance with its terms.

23. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors in interest and permitted assigns.

24. Further Instruments and Documents. Each party hereto shall, promptly upon the request of the other party, acknowledge and deliver to the other party any and all further instruments and assurances reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement.

25. Integration Clause; No Oral Modification. This Agreement represents the entire agreement of the parties with respect to its subject matter, and all agreements, oral or written, entered into prior to this Agreement are revoked and superseded by this Agreement. No representations, warranties, inducements, or oral agreements have been made by any of the parties except as expressly set forth herein, or in other contemporaneous written agreements. This Agreement may not be changed, modified, or rescinded, except in a writing, signed by all parties hereto, and any attempt at oral modification of this Agreement shall be void and of no effect.

26. Governing Law. This Agreement shall be deemed to be made under, shall be construed in accordance with, and shall be governed by the internal, substantive laws of the State of Colorado without reference to any conflict of laws provisions.

27. Severability. If any provision of this Agreement is declared void or unenforceable, such provision shall be deemed severed from this Agreement, and this Agreement shall otherwise remain in full force and effect.

28. Waiver. Failure of any party to exercise any right, remedy, or option arising out of a breach of this Agreement shall not be deemed a waiver of any right, remedy, or option with respect to any subsequent or different breach, or the continuance of any existing breach.

29. Counterparts. This Agreement may be executed in any number of counterparts, all the counterparts shall be deemed to constitute one instrument, and each counterpart shall be deemed an original.

30. Time of Essence. Time is hereby declared to be of the essence for the performance of all conditions and obligations under this Agreement.

31. Construction/Interpretation. The captions and section headings used in this Agreement are for convenience and reference only and are not intended to define, limit, or describe the scope or intent of any provision of this Agreement. When used herein, the terms "include" or "including" shall mean without limitation by reason of the enumeration. All grammatical usage herein shall be deemed to refer to the masculine, feminine, neuter, singular,

or plural as the identity of the person or persons may require. The term "person" shall include an individual, corporation, partnership, trust, estate, or any other entity. If the last day of any time period stated herein shall fall on a Saturday, Sunday, or legal holiday in the State of Colorado, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday, or legal holiday in the State of Colorado.

IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement on the dates set forth below.

SELLER:

Kenneth P. Hodgson
Date: DECEMBER 12, 2012

Rita J. Hodgson
Date: 12/12/12

BUYER:

NEVADA GOLD CORP., a Nevada corporation

By:
Its: DENIS CORIN
Date: DEC 12 2012